                                  United States
                        Security and Exchange Commission
                             Washington, D.C. 20549


                                  Schedule 13G

                        Under the Securities Act of 1934
                             (Amendment No.______ )*



                                Iberiabank Corp.
                                ----------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    450828108
                                    ---------
                                 (CUSIP Number)

                                 Date 12/31/01

                              [X]  Rule 13d-1(b)

  CUSIP No. 450828108                 13G
            ---------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

      DePrince, Race & Zollo, Inc.
      59-3299598
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Incorporated in the State of Florida
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          725,100
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             none
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          725,100
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          none
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      725,100
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

      No
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      11.85%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA
------------------------------------------------------------------------------

                                  SCHEDULE 13G

Item 1.
(a)  Iberiabank Corp.

(b)  1101 E Admiral Doyle Dr.
     New Iberia, LA 70560

Item 2.
(a)  DePrince, Race & Zollo, Inc.

(b)  201 S. Orange Ave, Suite 850
     Orlando, FL 32801

(c)  USA

(d)  common stock

(e)  450828108

Item 3.
(e)  X

Item 4. Ownership
(a)  725,100
(b)  11.85%
(c)  (i)    725,100 shares
     (iii)  725,100 shares

Item 5. Ownership of Five Percent or Less of a Class
N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
N/A

Item 8. Identification and Classification of Members of the Group
N/A

Item 9. Notice of Dissolution of Group
N/A

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                 Date:  2/7/02

                                                 /s/ Victor A. Zollo, Jr.
                                                 ---------------------------
                                                 Signature
                                                 Victor A. Zollo, Jr., President